Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period Payment Date	June 1, 2003 through June 30, 2003 07/25/03

Aggregate Amount Collected for the Collection Period
	Interest	$2,952,657.03
	Principal Collections	$43,165,852.71
	Substition Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:
(i )	Enhancer Premium		$122,708.33
(ii)	Noteholder’s Interest		$1,112,291.67
(iii)	Principal Collections to Funding Account		$19,508,619.18
(iv)	Excess Spread (during Revolving)		$—
(v )	Excess Spread (during AP)		$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$—
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x )	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$—
Balances
	Beginning Note Balance		$950,000,000.00
	Ending Note Balance	Change	$950,000,000.00
			$—
	Beginning Excluded Amount		$—
	Ending Excluded Amount	Change	$—
			$—
	Beginning Pool Balance		$928,981,802.53
	Ending Pool Balance	Change	$909,473,183.35
			$19,508,619.18
	Beginning Principal Balance		$928,981,802.53
	Ending Principal Balance	Change	$909,473,183.35
			$19,508,619.18
	Additional Draws		$23,673,982.41
	Beginning Additional Balance		$2,142,625.47
	Additional Balance Increase (Draws less Payments less Funding)		$(1,710,846.95)
	Ending Additional Balance Increase Amount		$431,778.52

Delinquencies
	#		$
Two statement cycle dates:		11		$446,863.62
Three statement cycle dates:		4		$181,913.72
Four statement cycle dates:		2		$176,455.61
Five statement cycle dates:		2		$56,508.98
Six statement cycle dates:		4		$223,854.82
Seven + statement cycle dates:		—		$—
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		1		$16,748.88
Other Information
Gross WAC for Collection Period				4.224%
Net WAC Rate for Collection Period				3.577%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$35,826,914.27
Beginning Captialized Interest Account Balance				$—
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$55,335,533.45
Overcollateralization Amount (Beginning)				$14,808,716.80
Overcollateralization Target				$14,473,854.82
Overcollateralization Amount (Ending)				$14,808,716.80
Certificate Balance				$431,778.52
Gross CPR (1 mo. Annualized)				43.502%
Net CPR (1 mo. Annualized)				22.484%
Draw Rate (1 mo. Annualized)				26.622%
WAM				221.71
AGE				11.06

Wachovia Bank, National Association
as Servicer